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                                                                     EXHIBIT 2.3



                      AGREEMENT AND PLAN OF REORGANIZATION

                                BEACH COUCH, INC.
                            (a Delaware Corporation)

                                 ACQUISITION OF

                                VIPC CORPORATION
                            (a Delaware Corporation)


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                                TABLE OF CONTENTS

RECITALS

AGREEMENT

   1.       Plan of Reorganization

            1.1      Acquisition
            1.2      Exchange of Shares
            1.3      Change in Management of Beach Couch
            1.4      Taxes

   2.       Closing

            2.1      Delivery of Shares
            2.2      Closing Requirements

   3.       Representations of Stockholders and VIPC

            3.1      Organization
            3.2      Capitalization
            3.3      Authority
            3.4      VIPC Stockholders
            3.5      Due Diligence
            3.6      Approvals and Consent
            3.7      Financial Statements
            3.8      Undisclosed Liabilities
            3.9      Assets
            3.10     Litigation
            3.11     Applicable Laws
            3.12     Taxes
            3.13     Breach of Contracts
            3.14     VIPC Disclosure
            3.15     Stockholder Disclosure

   4.       Representations of Beach Couch

            4.1      Organization
            4.2      Capitalization
            4.3      Authority
            4.4      Due Diligence
            4.5      Approvals and Consent
            4.6      Litigation
            4.7      Financial Statements
            4.8      Applicable Laws
            4.9      Breach of Contracts
            4.10     Taxes
            4.11     Beach Couch Disclosure
            4.12     Undisclosed Liabilities
            4.13     Delivery of Records

   5.       Indemnification


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   6.       Mutual Covenants of the Parties

   7.       Restrictions on Transfer of Shares

   8.       Nature and Survival of Representations

   9.       Miscellaneous

            9.1      Undertakings and Further Assurances
            9.2      Waiver
            9.3      Notices
            9.4      Headings
            9.5      Governing Law and Arbitration Provision
            9.6      Binding Effect
            9.7      Entire Agreement
            9.8      Time
            9.9      Expenses
            9.10     Severability
            9.11     Counterparts and Facsimile Signatures

SIGNATURE PAGE


                                      iii
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                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (this "Agreement") is entered into as of the 29th day of June, 2000, by and among Beach Couch, Inc., a Delaware corporation ("Beach Couch"); VIPC Corporation, a Delaware corporation ("VIPC"), and the individual shareholders of VIPC identified on the signature page hereof ("Stockholders").

                                    RECITALS

         WHEREAS, Stockholders own 80% of the issued and outstanding common stock of VIPC (an aggregate of 20,000,000 shares); and

         WHEREAS, Beach Couch desires to acquire all of the issued and outstanding common stock of VIPC owned by Stockholders, and Stockholders desires to exchange all of their shares of common stock in VIPC for shares of common stock of Beach Couch;

         NOW, THEREFORE, for and in consideration of the mutual covenants and representations and warranties of each other contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, Beach Couch, VIPC and Stockholders agree as follows:

1. Plan of Reorganization. The Plan of Reorganization is as follows:

1.1 Acquisition. At the Closing, Beach Couch shall acquire from Stockholders, and Stockholders shall sell, transfer, assign and convey to Beach Couch 80% of all the issued and outstanding shares of common stock of VIPC (the "VIPC Shares", in exchange for an aggregate of 20,000,000 shares of Beach Couch's common stock (the "Beach Couch Shares"). The Beach Couch Shares issued shall have the rights, restrictions and privileges set forth in Beach Couch's Articles of Incorporation and in the stock certificates therefor. Upon the Closing, VIPC shall become a wholly-owned subsidiary of Beach Couch.

1.2 Exchange of Shares. To consummate the acquisition, Beach Couch Shares shall be delivered by Beach Couch to Stockholders in exchange for 80% of the VIPC Shares and 80% of the VIPC Shares owned by Stockholders, as specified on the signature page hereof.

1.3 Change in Management of Beach Couch. Upon execution of this Agreement, the officers and directors of Beach Couch shall be:

               Name                                        Position
               ----                                        --------
               Zhang Lebin.................................President and C.E.O.
               Benny Li....................................Secretary
               Fan Xinxiang................................Treasurer
               Michael A.J. Harrop.........................Director
               To Be Nominated.............................Director
               To Be Nominated.............................Director

1.4 Taxes. Each party shall be responsible for and shall pay any and all taxes charges or fees attributable to such party, including individual state and federal income taxes, arising out of, or by reason of, the exchange of Beach Couch Shares for the VIPC Shares, or otherwise in connection with the transactions contemplated hereby. Each party hereto represents and warrants that he has relied solely on the opinions or advice of his own professional advisors with respect to the tax consequences of this transaction, if any, and has not relied on the opinions or advice of the other parties or his professional advisors in any way with respect to the tax consequences of this transaction.

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2. Closing. The closing of the reorganization and the transactions contemplated in this Agreement (the "Closing") shall be deemed to take place upon execution of this Agreement by all of the parties hereto, whereupon Stockholders shall be deemed to have accepted delivery of the certificates of Beach Couch Shares to be issued in their names, and in connection therewith, shall make delivery of their VIPC Shares to Beach Couch.

2.1 Delivery of Shares. Upon execution of this Agreement, Stockholders shall deliver their respective certificates representing the VIPC Shares duly endorsed in blank, free and clear of all claims and encumbrances, to counsel to Beach Couch, and Beach Couch shall issue and deliver Beach Couch Shares to counsel to Stockholders. The Beach Couch Shares shall be duly issued in the name of Stockholders, and shall be duly recorded on the books and records of Beach Couch.

2.2 Closing Requirements. Subsequent to Closing, each of the parties shall execute and deliver such instruments and documents and take such other actions as may, in the reasonable opinion of counsel for each, be required to complete the transactions under this Agreement. It is contemplated that within ten (10) business days after the date of this Agreement, the following documents shall have been delivered and the following activities shall have taken place, all of which shall be deemed to have occurred contemporaneously at the Closing:

         a) the securities to be delivered pursuant to Subparagraph 2.1 have been delivered to the respective parties, duly endorsed or issued as the case may be;

         b) delivery of all corporate records of Beach Couch to the new management, as set forth in Paragraph 1.4, including without limitation, corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing), stock books, stock transfer books, corporate seals, contracts, licenses and sub-licenses, non-disclosure and confidentiality agreements, and such other corporate books and records as may be reasonably requested;

         c) copies of resolutions by VIPC's Board of Directors authorizing this Agreement;

         d) copies of resolutions by Beach Couch's Board of Directors authorizing this Agreement; and

         e) the parties hereto have signed and delivered such other instruments and documents, if any, relating to and effecting the transactions contemplated herein.

3. Representations of Stockholders and VIPC. Stockholders and VIPC hereby represent and warrant that effective this date, the representations and warranties listed below are true and correct:

3.1 Organization. VIPC is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware with full power and authority to own and use its properties and conduct its business as presently conducted by it. VIPC has furnished Beach Couch with copies of the Articles of Incorporation and the Bylaws of VIPC, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, which, together with this Agreement, are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

3.2 Capitalization. The authorized stock of VIPC consists of (a) 25,000,000 shares of common stock, and (b) no shares of preferred stock. 25,000,000 shares of common stock have been issued. All shares issued and outstanding are duly and validly authorized and issued and are fully paid and nonassessable. VIPC does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any equity interest in VIPC.


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3.3 Authority. VIPC has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by VIPC and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Incorporation, as amended, or Bylaws of VIPC or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which VIPC is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of VIPC, considered as a whole. VIPC has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of VIPC and Stockholders enforceable against them in accordance with its terms.

3.4 VIPC Shareholders. Stockholders are the owners of 80% of the issued and outstanding common stock of VIPC; such VIPC Shares are free and clear from any security interests, claims, liens, or other encumbrances; and Stockholders have the unqualified right to transfer and dispose of their VIPC Shares. Stockholders will deliver, upon reasonable demand of Beach Couch, any approvals, consents or other authorizations to Beach Couch and said approvals, consents and other authorizations will have been duly executed, valid and binding.

3.5 Due Diligence. VIPC has furnished to Beach Couch copies of all documents requested by Beach Couch. No "due diligence" investigations undertaken by Beach Couch shall in any event relieve VIPC or Stockholders of their responsibilities for the accuracy and completeness of any representation or warranty of VIPC or of Stockholders contained herein or the performance of any covenant or agreement of VIPC or of Stockholders contained herein.

3.6 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by VIPC and Stockholders of their obligations under this Agreement and their respective performance of the transactions contemplated hereby.

3.7 Financial Statements. VIPC has provided unaudited financial statements of VIPC for the period from inception through the date of Closing.

3.8 Undisclosed Liabilities. VIPC has no liabilities or obligations whatsoever that exceed ten percent (10%) of the total assets of VIPC, either accrued, absolute, contingent or otherwise, except as disclosed on the unaudited financial statements heretofore provided and those incurred in or as a result of the ordinary course of business of VIPC subsequent to the date of the financial statements.

3.9 Assets. The assets of VIPC as set forth in the unaudited financial statements heretofore provided have been acquired in bona fide transactions, fully supported by appropriate instruments of assignment, sale, or transfer, where appropriate, and are offset by no liabilities or contingencies, contractual or otherwise, except as indicated in the financial statements.

3.10 Litigation. VIPC is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of VIPC and Stockholders, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against VIPC, its Stockholders or properties.

3.11 Applicable Laws. VIPC has complied with all applicable laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.


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3.12 Taxes. VIPC has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and VIPC, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens.

3.13 Breach of Contracts. VIPC has not breached, nor is there any pending or threatened claims or any legal basis for a claim that VIPC has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which VIPC is subject.

3.14 VIPC Disclosure. At the date of this Agreement, VIPC has disclosed all events, conditions and facts materially affecting the business and prospects of VIPC. VIPC has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of VIPC.

3.15 Stockholder Disclosure. Each Stockholder hereby represents that the materials prepared and delivered by Beach Couch to Stockholders will have been read and understood by such Stockholder, that he is familiar with the business of Beach Couch, that he is acquiring the Beach Couch Shares under Section 4(2) of the Securities Act of 1933, (the "Act"), commonly known as the private offering exemption, and that the shares are restricted and may not be resold, except in reliance upon an exemption under the Act.

4. Representations of Beach Couch. Beach Couch hereby represents and warrants that effective this date, the representations and warranties listed below are true and correct:

4.1 Organization. Beach Couch is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own and use its properties and conduct its business as presently conducted by it. Beach Couch is duly qualified and in good standing to do business as a foreign corporation in any other jurisdiction where failure to so qualify would have a material adverse effect on its business or assets. Beach Couch has made available to Stockholders copies of the Articles of Incorporation and the Bylaws of Beach Couch, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, together with this Agreement, which are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

4.2 Capitalization. The authorized stock of Beach Couch consists of (a) one hundred million shares of common stock and (b)ten million shares preferred stock. Immediately prior to the Closing, there will be 5,805,000 shares of common stock outstanding and no shares of preferred stock issued and outstanding, prior to the issuance of the 20,000,000 Beach Couch Shares to be delivered at Closing pursuant to this Agreement. At the time of their issuance and delivery pursuant to this Agreement, all Beach Couch Shares to be issued pursuant to the terms hereof shall be duly and validly authorized and issued, fully paid and nonassessable. Except as disclosed in writing prior to Closing, Beach Couch does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any shares of stock of Beach Couch; nor is Beach Couch under any obligation, whether written or oral, to issue any of its securities.

4.3 Authority. Beach Couch has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by Beach Couch and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Incorporation, as amended, or Bylaws of Beach Couch or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the

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performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which Beach Couch is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of Beach Couch, considered as a whole. Beach Couch has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of Beach Couch enforceable against it in accordance with its terms.

4.4 Due Diligence. Beach Couch has furnished to Stockholders copies of all documents requested by Stockholders. No "due diligence" investigations undertaken by Stockholders shall in any event relieve Beach Couch or its current officers and directors of their responsibilities for the accuracy and completeness of any representation or warranty of Beach Couch contained herein or the performance of any covenant or agreement of Beach Couch contained herein.

4.5 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by Beach Couch of its obligations under this Agreement and its performance of the transactions contemplated hereby.

4.6 Litigation. Beach Couch is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of Beach Couch, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against Beach Couch, its Stockholders or properties.

4.7 Financial Statements. Beach Couch has provided to Stockholders copies of its periodic filings with the Securities and Exchange Commission, which include audited financial statements of Beach Couch prepared in accordance with the requirements of Regulation S-B of the Securities Act of 1933, as amended (the "Act"), for the most recent fiscal year end.

4.8 Applicable Laws. Beach Couch has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

4.9 Breach of Contracts. Beach Couch has not breached, nor is there any pending or threatened claims or any legal basis for a claim that Beach Couch has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which Beach Couch is subject.

4.10 Taxes. Beach Couch has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and Beach Couch, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens. Beach Couch will cause to be filed or prepared, as applicable, by the date of this Agreement, all federal, state, county and local income, excise, property and other tax returns, forms, or reports, which are due or required to be filed by it prior to the date of this Agreement.

4.11 Beach Couch Disclosure. At the date of this Agreement, Beach Couch has disclosed all events, conditions and facts materially affecting the business and prospects of Beach Couch. Beach Couch has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of Beach Couch.

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4.12 Undisclosed Liabilities. Beach Couch has no material liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, except as disclosed on the audited financial statements heretofore provided.

4.13 Delivery of Records. Beach Couch shall deliver the corporate financial records, minute books, and other documents and records in their entirety to the new management as contemplated by Subparagraph 1.3.

5. Indemnification. The parties hereby agree that for a period of two years commencing the date hereof, and in accordance with the terms of Paragraph 8, each party to this Agreement shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any third-party liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorney's fees, incident to any of the foregoing, resulting from any misrepresentation, breach of covenant or warranty or nonfulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or intentional omission from any document or certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties with respect to such third-party's actions on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same. In the event a third-party action is threatened or commenced but not resolved within said two-year period, the parties hereby agree to extend this indemnification through resolution of the third-party action.

         In addition, each party agrees to indemnify each other party for any loss incurred as a result of the subsequent discovery of any liability that is not disclosed in the financial statements or schedules provided under this Agreement that was known to such knowledgeable party or parties at the time of the Closing.

6. Mutual Covenants of the Parties. Beach Couch, VIPC and Stockholders each covenant and agree to execute any further documents or agreements and to take any further acts that may be reasonably necessary to effect the transactions contemplated hereunder, including, but not limited to, obtaining any consents or approvals of any third-party required to be obtained to consummate the transactions contemplated by this Agreement.

7. Restrictions on Transfer of Shares. The parties hereto acknowledge that all securities transferred and/or issued in connection with the transactions contemplated hereby are restricted as to transfer and the certificates therefore shall bear legends to such effect and no transfer of any shares may be effected, except pursuant to an effective registration statement prepared and filed pursuant to the Act or pursuant to an exemption from registration thereunder, as evidenced by an opinion of counsel or as otherwise allowed under the laws of descent and distribution.

8. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two
(2) years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

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9. Miscellaneous.

9.1 Undertakings and Further Assurances. At any time, and from time to time, hereafter, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

9.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested, or by Federal Express or other means of overnight delivery to the addresses set forth on the signature page hereof.

9.4 Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5 Governing Law and Arbitration Provision. This Agreement shall be governed by the laws of the State of Colorado. Any dispute arising directly or indirectly from this Agreement shall be settled by arbitration within the State of Colorado (as designated by Beach Couch). Any arbitration will be conducted by the American Arbitration Association in accordance with its Rules of Commercial Arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereto agree that service by certified mail to their business addresses shall constitute sufficient service of process of any proposed arbitration.

9.6 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, his respective heirs, administrators, executors, successors and assigns. This Agreement shall not be assigned by any party hereto, except upon the consent, in writing, of the other parties hereto.

9.7 Entire Agreement. This Agreement, including any documents delivered pursuant to the terms hereof, is the entire agreement of the parties covering everything agreed upon or understood with respect to the transactions contemplated hereby and supersedes all prior agreements, covenants, representations or warranties, whether written or oral, by any party hereto. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

9.8 Time. Time is of the essence. The parties each agree to proceed promptly and in good faith to consummate the transactions contemplated herein.

9.9 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and obtaining any necessary regulatory approvals, including, without limitation, all fees and expenses of his respective counsel.

9.10 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

9.11 Counterparts and Facsimile Signatures. This Agreement and any Exhibits, attachments, or documents ancillary hereto, may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

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

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                        BEACH COUCH, INC.
                                        (A DELAWARE CORPORATION)

                                        By:  /s/ Michael A.J. Harrop
                                           -----------------------------------
                                           Michael A.J. Harrop - President

Attest:

/s/ Eric Drizenko
---------------------------
Eric Drizenko, Secretary

                                        VIPC CORPORATION
                                        (A DELAWARE CORPORATION)

                                        By: /s/ Michael A.J. Harrop
                                           -----------------------------------
                                           Michael A.J. Harrop - President


                      SELLING STOCKHOLDERS OF VIPC:

                      Stockholder                   Number of VIPC shares owned
                      ---------------------------------------------------------
                  1.  Benny Li                      5,000,000
                  2.  Harrop, Lees, Brown & Co.     1,000,000
                  3.  YNOT China, Inc.              3,000,000
                  4.  Eastern Dragon, Limited         500,000
                  5.  Lemon Grass Limited           1,000,000
                  6.  Star Anise                    1,000,000
                  7.  Harper & Harper, Ltd.           500,000
                  8.  Goldfish Investment Limited     500,000
                  9.  Zhang Lebin                   3,750,000
                  10. Fan Xinxiang                  3,750,000



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